Exhibit 23(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 10, 2011 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in the 2010 Annual Report to Shareowners, which is incorporated by reference in United Technologies Corporation’s Annual Report on Form 10-K for the year ended December 31, 2010. We also consent to the incorporation by reference of our report dated February 10, 2011 relating to the financial statement schedule, which appears in such Annual Report on Form 10-K. We also consent to the references to us under the heading “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Hartford, Connecticut
July 25, 2011